Issuer Free Writing Prospectus, dated May 20, 2015

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

Dated May 20, 2015 and

Registration Statement No. 333-203802

Health Care REIT, Inc.

Pricing Term Sheet

Issuer:	Health Care REIT, Inc.

Title of Securities:	4.000% Notes due 2025

Principal Amount:	$750,000,000

Maturity:	June 1, 2025

Coupon:	4.000% per year, accruing from May 26, 2015

Price to Public:	99.926%, plus accrued interest, if any

Yield to Maturity:	4.009%

Benchmark Treasury:	2.125% due May 15, 2025

Spread to Benchmark Treasury:	+ 177 basis points

Benchmark Treasury Price/Yield:	98-31+ / 2.239%

Interest Payment Dates:	June 1 and December 1, commencing December 1, 2015

Optional Redemption Provision:	Make-whole call prior to March 1, 2025 at +30 basis points or at par on or after March 1, 2025

Joint Bookrunning Managers:	Citigroup Global Markets Inc., UBS Securities LLC, Jefferies LLC, J.P. Morgan Securities LLC, Credit Agricole Securities (USA) Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC

Trade Date:	May 20, 2015

Settlement Date:	T+3; May 26, 2015

CUSIP / ISIN:	42217K BF2 / US42217KBF21

Anticipated Ratings* (Moody’s/S&P/Fitch):	Baa2/BBB/BBB+

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Citigroup Global Markets Inc., by phone (toll free): 800-831-9146; UBS Securities LLC, by phone (toll free): 888-827-7275; Jefferies LLC, by phone (toll free): 877-877-0696; or J.P. Morgan Securities LLC, by phone (toll free): 866-803-9204.